Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-278823 on Form F-3 of our reports dated April 30, 2026, relating to the financial statements of Ecopetrol S.A. and the effectiveness of Ecopetrol S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche S.A.S.

Deloitte & Touche S.A.S.

Bogotá, D.C., Colombia

April 30, 2026